EXHIBIT 4.1

Capitol City Bank

Employee Stock Purchase Plan

March 1, 2006

Stuart O. Baesel, Jr.

Fisher & Phillips LLP

1500 Resurgens Plaza

945 East Paces Ferry Road

Atlanta, Georgia 30326-1125

(404) 240-4201

sbaesel@laborlawyers.com

Capitol City Bank

Employee Stock Purchase Plan

i

ARTICLE I - PURPOSE

1.01 Purpose

The Capitol City Bank Employee Stock Purchase Plan is intended to provide employees of the Capitol City Bank with an opportunity to purchase Common Stock of Capitol City Bancshares, Inc. through accumulated payroll deductions. It is the intention of Capitol City Bancshares, Inc. that the Plan be considered an “employee stock purchase plan” under Code Section 423. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 and related sections of the Code.

ARTICLE II – DEFINITIONS

2.01. “Account” shall mean the separate bookkeeping account which shall be established for each Participant to record the payroll deductions made on the Participant’s behalf to purchase shares of Common Stock under the Plan.

2.02. Bank” shall mean Capitol City Bancshares, Inc., a Georgia corporation and any Designated Subsidiary of Capitol City Bancshares, Inc. Bank shall be deemed to include any corporation into which such entity shall be merged or consolidated.

2.03. “Board” or “Board of Directors” shall mean the Board of Directors of Capitol City Bancshares, Inc.

2.04. “Change in Control” shall mean the dissolution, liquidation, reorganization, merger, consolidation of the Bank with one or more corporations as a result of which the Bank is not the surviving corporation, or a sale of substantially all of the property or stock of the Bank to another corporation.

2.05. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.06. “Committee” shall mean the committee appointed to administer the Plan pursuant to Article XI of this document.

2.07. “Common Stock” shall mean the Bank’s common stock.

2.08. “Compensation” shall mean the base pay received by an Employee from the Bank or a Designated Subsidiary and includable in the Employee’s gross income for federal income tax purposes other than any taxable reimbursements. By way of illustration, but not limitation, “Compensation” shall include regular compensation such as salary, wages, overtime, shift differentials and commissions, but shall exclude bonuses, incentive compensation, relocation reimbursements, expense reimbursements, tuition or other reimbursements, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Bank or any Designated Subsidiary.

2.09. “Designated Subsidiary” shall mean any present or future corporation or other entity which (i) would be a “subsidiary corporation” of the Bank (as that term is defined in Section 421 et. seq. of the Code) and (ii) is designated as a sponsor of the Plan by the Committee.

2.10. “Employee” means any person who is employed by the Bank for the purposes of Section 423(b)(4) of the Code. An otherwise eligible person who is on a leave of absence shall be considered an Employee for Plan purposes to the extent that such leave of absence does not exceed ninety (90) days or the individual’s right to reemployment is guaranteed by either applicable statute or employment agreement. If the leave of absence exceeds ninety (90) days and reemployment is not guaranteed as indicated above, the individual shall be considered terminated for Plan purposes on the ninety-first (91) day of the leave of absence.

2.11. “Fair market value” means the value of Common Stock, as of any date, determined as follows:

(a)	If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, its Fair Market Value shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market on the Trading Day prior to the relevant determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(b)	If the Common Stock is regularly quoted by a recognized securities dealer, but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Board deems reliable; or

(c)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

2.12. “Initial Public Offering” shall mean the first instance in which the Bank’s Common Stock is offered for sale to the public following successful registration of the Common Stock with the Securities and Exchange Commission.

2.13. “Offering” shall mean the offer of shares of Common Stock to Participants during each Offering Period.

2.14. “Offering Commencement Date” shall mean the first date of each Offering Period as set forth in Section 4.01 hereof.

2.15. “Offering Period” shall mean each period from an Offering Commencement Date until the respective Offering Termination Date as set forth in Section 4.01 hereof.

2.16. “Offering Termination Date” shall mean the last date of each Offering Period as set forth in Section 4.01 hereof.

2.17. “Participant” shall mean any Employee who becomes eligible to participate in this Plan as set forth in Section 3.01 hereof and who authorizes payroll deductions under this Plan.

2.18. “Plan” shall mean this Capitol City Bank Employee Stock Purchase Plan.

2.19. “Trading Day” means any day the exchange(s) or market(s) on which shares on Common Stock are listed, whether it be any established stock exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or otherwise, is open for trading.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.01. Eligibility Requirements

Any Employee who has been employed by the Bank for a period of six (6) months prior to an Offering Commencement Date, as specified in Section 4.01, shall be eligible to participate in that Offering and each Offering thereafter.

3.02. Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, Employees in any of the following groups shall not participate in the Plan.

(a) If, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Bank (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee);

(b) The Employee is regularly scheduled to work fewer than 20 hours per week; or

(c) The Employee is regularly scheduled to work fewer than five months per year (“seasonal” employee).

3.03. Commencement of Participation

An eligible Employee may become a Participant by completing a subscription agreement authorizing payroll deductions in the form provided by the Bank and filing it with the designated Bank representative on or before the date set by the Committee, which date shall be on or before the Offering Commencement Date for each Offering. Payroll deductions for a Participant shall commence on the first payroll date occurring on or after the applicable Offering Commencement Date when the Participant’s authorization for a payroll deduction becomes effective and shall continue until terminated by the Participant or by a withdrawal as provided herein.

ARTICLE IV - OFFERINGS

4.01. Offerings

The Plan will be implemented by semi-annual Offerings of the Bank’s Common Stock beginning on the Offering Commencement Dates and terminating on the Offering Termination Dates indicated below:

The first Offering Period shall begin on March 1, 2006, and shall end on June 30, 2006. Thereafter, the Offering Periods will begin and end on the following dates:

Offering Commencement Date	Offering Termination Date
Each January 1	The next following June 30

Each July 1	The next following December 31T

The Board of Directors of the Bank shall have the right to change the duration of the Offering Periods and their respective Offering Commencement Dates and Offering Termination Dates so long as any such change does adversely affect the Plan’s qualification as an employee stock purchase plan under Code Section 423.

Notwithstanding anything contained herein to the contrary, no offerings may be made under this Plan until the date of, or following, an Initial Public Offering of the Bank’s Common Stock.

4.02. Stockholder Approval

The Plan shall be submitted for approval by the stockholders of the Bank within twelve (12) months before or after the Plan is adopted by the Board of Directors. Options granted hereunder shall be subject to the condition that this Plan shall be approved by a majority of the stockholders of the Bank in the manner contemplated by Code Section 423(b)(2). If not approved by the stockholders of the Bank within the required time, the Plan shall terminate, all options hereunder shall be canceled and shall be of no further force and effect, and all persons who shall have authorized payroll deductions pursuant to the terms of the Plan shall be entitled to the prompt refund in cash of all sums withheld from them pursuant to the Plan.

ARTICLE V - PAYROLL DEDUCTIONS

5.01. Amount of Deduction

At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in an Offering in an amount equal to a whole percentage (e.g., 1%, 2%, etc.), but not exceeding fifteen percent (15%) of his Compensation during any Offering Period, or a set dollar amount per payroll period, which in the aggregate for the Offering Period will is not expected to exceed fifteen percent (15%) of his Compensation for the Offering Period.

5.02. Participant Account

All payroll deductions made for a Participant shall be credited to his Account under the Plan. A Participant may not make any separate cash payment into such account. Neither the Bank nor any Designated Subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a Participant’s Account. Other than amounts not expended because of the Plan rule that fractional shares shall not be purchased, no amount of accumulated payroll deductions shall be carried over with respect to any Participant from the Offering Termination Date of one Offering Period to the Offering Commencement Date of another. Payroll deductions for a Participant shall commence on the first payroll date occurring on or after the applicable Offering Commencement Date and shall end on the last payroll date occurring on or before the Offering Termination Date of the Offering Period to which such authorization applies, unless terminated by the Participant prior thereto as set forth in section 8.01 hereof.

5.03 Withholding Obligations

At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for all required federal, state or other tax withholding obligations, if any, arising as a consequence of exercising the option or disposing of the Common Stock. The Bank has the power to, but is not obligated to, withhold from the Participant’s Compensation the amount necessary for the Bank to satisfy any applicable withholding obligations related to the Participant’s tax obligations, including any withholding required to make available to the Bank any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee that may be available to it.

5.04. Changes in Payroll Deductions

A Participant may discontinue his participation in the Plan as provided in section 8.01 hereof, but no other change can be made and, specifically, a Participant may not alter the rate of his payroll deductions during an Offering Period. A Participant’s subscription and authorization agreement shall remain in effect for successive Offering Periods unless terminated as provided in section 8.01 hereof. Notwithstanding the foregoing, to the extent necessary to comply with section 6.02 and the statutory limitations described therein, a Participant’s payroll deductions may be decreased to zero percent (0%) a zero dollar ($0.00) at any time during an Offering Period. In such event, payroll deductions shall recommence at the rate provided in such Participant’s subscription and authorization agreement at the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in section 8.01 hereof.

5.05. Leave of Absence

Except as limited by the definition of “Employee” in Section 2.10, a Participant on a leave of absence shall have the same rights under the Plan as a Participant in active service.

ARTICLE VI – GRANTING OF OPTION

6.01. Number of Option Shares

As of each Offering Termination Date, a Participant shall be deemed to have been granted an option to purchase on such Offering Termination Date, at the Applicable Purchase Price defined below, a number of shares of the Bank’s Common Stock determined by dividing such Participant’s total payroll deductions actually made prior to such Offering Termination Date and retained in the

Participant’s Account as of such date by the Applicable Purchase Price, without adjustment for changes in the Compensation of such Participant.

The “Applicable Purchase Price” of Common Stock acquired under this Plan is 85% of the Fair Market Value of the shares of Common Stock on

(a) The Offering Commencement Date, or

(b) The Offering Termination Date, whichever is less.

Any options granted under the Plan before the date the stockholders of the Bank (acting at a duly called meeting of such stockholders) are treated under Code Section 423(b)(2) as having approved the Plan shall be granted subject to such approval and, if such stockholders fail to approve the Plan, all such options automatically shall be null and void.

6.02. Statutory Limitation

No option granted by operation of the Plan to any Participant in any Offering shall permit his rights to purchase shares of Common Stock under this Plan or under any other employee stock purchase plan (within the meaning of Code Section 423) of the Bank to accrue (within the meaning of Code Section 423(b)(8)) at a rate which exceeds $25,000 in any calendar year. Such value shall be determined as of the Offering Termination Dates within each calendar year (or portion of such year) in which such option would be outstanding, and the options granted by operation of the Plan under Section 6.01 to any Participant automatically shall be limited by this Section 6.02.

ARTICLE VII – EXERCISE OF OPTION

7.01. Automatic Exercise

Unless a Participant gives written notice to the Bank of his withdrawal as provided in section 8.01 herein, his option for the purchase of stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering Period, for the purchase of the maximum number of whole shares of stock which the accumulated payroll deductions in his Account at that time will purchase at the Applicable Purchase Price as determined in Section 6.01 hereof. Any excess amount in the Participant’s Account at that time will remain in the Participant’s Account for future applications in accordance with the terms of the Plan.

7.02. Fractional Shares

Fractional shares will not be issued under the Plan. Any accumulated payroll deductions which would have been used to purchase fractional shares will remain in each Participant’s Account and carried over to the next Offering Period.

7.03. Non-Transferability of Option

During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant and no Participant in the Plan shall have the right to assign his interest in the Plan.

7.04. Delivery of Stock; Nominee Record Holder

Prior to the expiration of the two (2) year holding period on shares purchased under the Plan, the stock purchased will issued in the name of the Bank as (the “Nominee”) on behalf of all Participants in the Plan. During the time in which the Common Stock is issued to a Nominee on behalf of all or some Participants, then the following shall apply:

(a) Each such Participant shall have all ownership rights attributable to the ownership of such Common Stock on his behalf.

(b) The Bank and the Nominee shall cause separate stock certificates to be issued in the name of and delivered to such a Participant upon the earliest to occur of:

i.	The Participant’s request for a separate certificate in his or her name,

ii.	The Participant’s termination of employment with the Bank for any reason whatsoever, or

iii.	Termination of the Plan.

The Bank shall indemnify any such Nominee and hold him harmless from any and all actions, loss, damage or liability suffered by him as a result of serving as the Nominee for the Participants hereunder except to the extent caused by such Nominee’s gross negligence or willful misconduct. The Bank shall have the right to remove and replace any Nominee. By prior written notice to the Bank, the Nominee may resign. Any Nominee removed or resigning shall take such action as may be necessary or desirable to transfer to the successor Nominee selected by the Bank all shares of Common Stock then in his name as Nominee.

ARTICLE VIII - WITHDRAWAL

8.01. In General

A Participant may withdraw all, but not less than all, of the payroll deductions credited to his Account and not yet used to exercise his options under the Plan at any time on or before fifteen (15) calendar days before the Offering Termination Date by giving written notice to the designated Bank representative. All of the Participant’s payroll deductions credited to his Account will be paid to him promptly after receipt of his notice of withdrawal, such Participant’s option for the Offering Period shall automatically be terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period or any Offering Period thereafter unless the Participant delivers to the Bank a new payroll deduction authorization form. Notwithstanding the foregoing, a Participant’s withdrawal from an Offering Period shall not have any effect upon his eligibility to participate in any succeeding Offering Period commencing after the termination of the Offering Period from which the Participant withdraws. Eligibility for participation in the Plan is determined under Article 3 of this Plan document.

8.02. Termination of Employment

Upon termination of a Participant’s employment for any reason, including retirement (but excluding death while in the employ of the Bank), the payroll deductions credited to his Account will be returned to him.

8.03. Termination of Employment Due to Death

Upon termination of the Participant’s employment because of his death, his beneficiary (as defined in Section 12.01) shall have the right to elect, by written notice given to the Committee no later than fifteen (15) days prior to the Offering Termination Date, either:

(a) to withdraw all of the payroll deductions credited to the Participant’s Account under the Plan, or

(b) to exercise the Participant’s option for the purchase of stock on the Offering Termination Date next following the date of the Participant’s death for the purchase of the number of whole shares of stock which the accumulated payroll deductions in the Participant’s Account at the date of the Participant’s death will purchase at the Applicable Purchase Price, in which event, any excess in such Account will be returned to said beneficiary.

(c) In the event that no such written notice of election shall be duly received by the Committee, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the Participant’s option to purchase stock.

8.04. Leave of Absence

Except as limited by Sections 2.10 and 5.05, a Participant on a leave of absence shall continue to be a Participant in the Plan.

ARTICLE IX – NO INTEREST

9.01. No Interest

No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

ARTICLE X - STOCK

10.01. Maximum Number of Shares

The maximum number of shares of Common Stock which shall be issued under the Plan, subject to adjustment annually as defined below and/or upon changes in capitalization of the Bank as provided in Section 10.02, shall be the number of Bank shares set forth by resolution of the Board of Directors attached hereto and approved by the stockholders for all Offerings.

If the total number of shares for which options are exercised on any Offering Termination Date in accordance with Article VI exceeds the maximum number of shares available for purchase hereunder, the Bank shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each Participant under the Plan shall be returned to him as promptly as possible.

The shares of Common Stock subject to the Plan may be unissued shares or shares that have been bought on the open market at prevailing market prices or otherwise.

10.02. Adjustment Upon Changes in Capitalization

(a) If the outstanding shares of Common Stock of the Bank have increased, decreased, changed into or been exchanged for a different number or kind of shares or securities of the Bank through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof and the maximum number of shares which may be issued under the Plan as set forth in Section 10.01 shall also be proportionately adjusted.

(b) Upon a Change in Control as defined in Section 2.03, the Board of Directors will take steps in connection with such transaction to provide for the continuation of the Plan. In the event of the proposed Change in Control of the Bank, the Offering Period then in progress shall be shortened by setting a new Offering Termination Date (“New Offering Termination Date”) and shall terminate immediately prior to the consummation of such proposed dissolution, liquidation or Change in Control, unless otherwise provided for by the Board of Directors. The New Offering Termination Date shall be set prior to the proposed dissolution, liquidation or Change in Control. The Board of Directors shall notify all Participants in writing and at least ten (10) business days prior to the New Offering Termination Date that the Offering Termination Date for the Participant’s option has changed to the New Offering Termination Date and that the Participant’s option shall be exercised automatically on the New Offering Termination Date, unless prior to such date the Participant has withdrawn from the Offering Period in accordance with Section 8.01 herein.

10.03. Participant’s Interest in Option Stock

The Participant will have no interest in stock covered by any option granted to him hereunder until such option has been exercised. Once exercised, the Participant’s interest in the purchased stock is subject to the two (2) year holding period as provided in Section 7.04 hereof.

10.04. Registration of Stock

Stock to be delivered to a Participant under the Plan will be registered in the name of the Nominee for such Participant as provided in Section 7.05 hereof for the duration of the two (2) year holding period outlined in Section 7.04 hereof. At the time of the expiration of the holding period, stock will be registered in the name of the Participant, or, if the Participant is deceased, in the name of the Participant’s beneficiary in accordance with Section 12.01 hereof.

10.05. Restrictions on Exercise

The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:

(a) a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

(b) the Participant shall have represented at the time of purchase, in form and substance satisfactory to the Bank, that it is his intention to purchase the shares for investment and not for resale or distribution.

ARTICLE XI - ADMINISTRATION

11.01. Appointment of Committee

The Board of Directors shall appoint a committee (the “Committee”) to administer the Plan, which may consist of persons who may or may not be members of the Board of Directors.

11.02. Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee’s determination on the foregoing matters shall be conclusive.

11.03. Rules Governing the Administration of the Committee

The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

11.04. Notices

All notices and other communications from a Participant to the Committee under, or in connection with, this Plan shall be deemed to have been filed with the Committee when actually received in the form specified by the Committee at the location and by the person designated by the Committee for the receipt of such notices and communications.

11.05. Reports

Individual Accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amount of payroll deductions, the Applicable Purchase Price, the number of shares purchased, remaining cash balance, if any, and the date any holding periods expire with respect to any stock purchased.

ARTICLE XII - MISCELLANEOUS

12.01. Designation of Beneficiary

A Participant may file a written designation of a beneficiary who is to receive any stock and/or cash. Such designation of beneficiary may be changed by the Participant at any time by written notice to the Committee. Upon the death of a Participant and upon receipt by the Bank of proof of identity and existence at the Participant’s death of a beneficiary validly designated by him under the Plan, the Bank shall deliver such stock and/or cash to such beneficiary validly designated under the Plan who is living at the time of such Participant’s death; otherwise, the Bank shall deliver such stock and/or cash to the executor or administrator of the estate of the Participant. If no such executor or administrator has been appointed (to the knowledge of the Bank), the Bank, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the Participant as the Bank may designate. No beneficiary shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the stock or cash credited to the Participant under the Plan.

12.02. Transferability

Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than (i) by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Bank may treat such act as an election to withdraw funds in accordance with the terms of the Plan.

Section 7.06 of the Plan, which requires that shares be transferred to a Nominee for the duration of the two (2) year holding period described in Section 7.04 hereof, shall not be considered a transfer of shares to a third party in violation of this Section 12.02.

12.03. Use of Funds

All payroll deductions received or held by the Bank under the Plan may be used by the Bank for any corporate purpose and the Bank shall not be obligated to segregate such payroll deductions.

12.04. Amendment and Termination

(a)	The Plan shall terminate as of the earliest of:

(i)	February 28th, 2007, if the stockholders of the Bank shall not have approved the Plan by such date;

(ii)	the date the maximum number of shares of Common Stock available for purchase hereunder shall have been purchased in accordance with the terms of the Plan; or

(iii)	the date the Plan is terminated as provided in paragraph (b) below.

(b)	The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Bank:

(i)	increase the maximum number of shares which may be issued under the Plan (except pursuant to Sections 10.01 and 10.02);

(ii)	amend the requirements as to the class of Employees eligible to participate in the purchase of stock under the Plan. No termination, modification or amendment of the Plan may, without the consent of a Participant then having an option under the Plan to purchase stock, adversely affect the rights of such Participant under such option.

12.05. Effective Date

The Plan shall become effective March 1, 2006, subject to approval by a majority of the shareholders of the Bank on or before February 28, 2007. If the Plan is not so approved, the Plan shall not become effective.

12.06. No Employment Rights

The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Bank, and it shall not be deemed to interfere in any way with the Bank’s right to terminate, or otherwise modify, an Employee’s employment at any time.

12.07. Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.08. Governing Law

The laws of the State of Georgia will govern all matters relating to the Plan except to the extent superseded by the laws of the United States.

12.09. Headings

The headings to sections in the Plan have been included for convenience of reference only and shall not affect the interpretation of the Plan.

CAPITOL CITY BANCSHARES, INC.

Date: March 1, 2006	/s/ George Andrews
George Andrews, President and
Chief Executive Officer

UNANIMOUS APPROVAL

OF THE BOARD OF DIRECTORS

OF

CAPITOL CITY BANCSHARES, INC.

The undersigned, being the Directors of Capitol City Bancshares, Inc., a Georgia corporation (the “Corporation”), do hereby unanimously consent to the adoption of, and do hereby adopt, the following resolutions pursuant to Section 14-2-821 of the Georgia Business Corporation Code.

WHEREAS, the Board of Directors deems it in the best interests of the Corporation that the Corporation adopt an employee stock purchase plan under which employees of the Corporation may purchase shares of the Corporation’s common stock in a tax advantaged manner; and

WHEREAS, the Board of Directors deems it in the best interests of the Corporation that the aggregate maximum number of shares of common stock, par value $1.50 per share, of the Corporation (“Common Stock”) subject to issuance pursuant to the stock purchase plan shall be two hundred fifty thousand (250,000) shares;

NOW, THEREFORE, BE IT:

RESOLVED, that in order to promote the best interests of the Corporation and its stockholders by providing the incentive of stock ownership to employees and to reward employees for services rendered to the Corporation which contribute significantly to the Corporation’s success, the Board of Directors hereby adopts the Capitol City Bank Employee Stock Purchase Plan (the “Plan”), to be effective as of March 1, 2006, but contingent upon approval by the Corporation’s stockholders;

FURTHER RESOLVED, that in furtherance of the Plan and subject to the approval of the Plan by the stockholders of the Corporation, there shall be, and hereby is, reserved from the authorized and unissued shares of Common Stock two hundred fifty thousand (250,000) shares which shall be subject to issuance pursuant to purchases made in accordance with the Plan;

FURTHER RESOLVED, the Plan be submitted to the shareholders of the Corporation for their approval at the annual or a special meeting of such shareholders or by written consent of a majority of such shareholders in lieu of a special meeting; and

FURTHER RESOLVED, this action may be executed and in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned Directors have executed this Consent effective as of the 21st day of February, 2006.

February 21, 2006	/s/ George G. Andrews
Date Signed	George G. Andrews, Director

February 21, 2006 Date Signed	/s/ Dr. Gloria Campbell-D=Hue Dr. Gloria Campbell-D=Hue, Director

February 21, 2006 Date Signed	/s/ J. Al Cochran J. Al Cochran, Director

February 21, 2006 Date Signed	/s/ Keith E. Evans Keith E. Evans, Director

February 21, 2006 Date Signed	/s/ Leon Goodrum Leon Goodrum, Director

February 21, 2006 Date Signed	/s/ Agnes H. Harper Agnes H. Harper, Director

February 21, 2006 Date Signed	/s/ Charles W. Harrison Charles W. Harrison, Director

February 21, 2006 Date Signed	/s/ Robert A. Holmes Robert A. Holmes, Director

February 21, 2006 Date Signed	/s/ Moses M. Jones Moses M. Jones, Director

February 21, 2006 Date Signed	/s/ Marian S. Jordan Marian S. Jordan, Director

February 21, 2006 Date Signed	/s/ Kaneta R. Lott Kaneta R. Lott, Director

February 21, 2006 Date Signed	/s/ Donald F. Marshall Donald F. Marshall, Director

February 21, 2006 Date Signed	/s/ George C. Miller, Jr. George C. Miller, Jr., Director

February 21, 2006 Date Signed	/s/ Elvin Mitchell, Sr. Elvin Mitchell, Sr., Director

February 21, 2006 Date Signed	/s/ Roy W. Sweat Roy W. Sweat, Director

February 21, 2006 Date Signed	/s/ William Thomas William Thomas, Director

February 21, 2006 Date Signed	/s/ Cordy T. Vivian Cordy T. Vivian, Director

February 21, 2006 Date Signed	/s/ Kevin Sharpe Kevin Sharpe, Vice-President, Accounting